                   INVESTMENT ADVISORY AGREEMENT
                   -----------------------------

      THIS AGREEMENT, made and entered into as of 2 July, 1990, by and between General American Life Insurance Company ("Client") and General American Investment Management Company ("Advisor");
      WITNESSETH THAT:
      WHEREAS, Client desires that Advisor serve as investment advisor with respect to separate accounts established by Client to hold funds deposited by variable life customers; and
      WHEREAS, Advisor hereby represents and warrants that it is duly registered as an investment advisor under the Investment Advisers Act of 1940.
      NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is covenanted and agreed as follows:
      1. APPOINTMENT OF INVESTMENT ADVISOR.  Client hereby appoints Advisor
         ---------------------------------
as investment advisor with respect to those assets identified by Client as subject to this Agreement (herein collectively referred to as "the Accounts", as constituted on the date hereof and as they may be changed, accreted, or diminished pursuant hereto), to be invested in accordance with investment objectives given to Advisor by Client.
      2.  INVESTMENT AUTHORITY.  Client shall retain fiduciary
          --------------------
responsibility, authority, and control with respect to management and investment of the securities in each Account. Client shall supervise operations of Advisor with respect to the Fund. Advisor shall be free to buy, sell, exchange, convert, or otherwise trade assets in an Account in the exercise of its sole discretion and in a manner consistent with general directions received from Client.

      3.  ASSIGNMENT.  Neither party to this Agreement may assign its rights
          ----------
or responsibilities under this Agreement without the prior written consent of the other party.

      4.  CLIENT OBLIGATIONS.  Client agrees to give Advisor any information
          ------------------
in its possession which would have an effect on the strategy agreed upon, whether this information becomes known before or after the adoption of the strategy. Client agrees to pay or have paid all fees and charges within thirty days of receipt.
      5.  ADVISOR OBLIGATIONS.
          -------------------
            a. Advisor shall not warrant any rate of return on all or any segment of an Account, but will manage each Account in a manner consistent with the objectives agreed upon with Client.
            Advisor will try to select the most favorable prices and timing of asset purchases and sales. Advisor will select brokers and dealers on a basis which is favorable to client, taking into account research services provided, ability to execute orders promptly and correctly, fees charged, and any other factors which Advisor deems relevant. Advisor will pass along to Client the cost any and all brokers' fees, commissions, taxes, and other custodial charges related to management of each Account.
            b. It is understood and agreed that Advisor's services are not exclusively for Client or for any Account. Advisor shall remain free to provide services to other Accounts or for its own account, pursuant to objectives which may or may not be similar to the strategy agreed to by Client with respect to any particular account.

            c.  Advisor shall make reports to Client as requested.
      6.  CANCELLATION.  This Agreement may be ended by either party on
          ------------
thirty days written notice.
      7.  FEES.  Client will pay the Advisor a fee for its services under
          ----
this agreement calculated in accordance with the Fee Schedule attached hereto. The schedule may be modified from time to time with the written assent of both parties.
      In witness of this Agreement the parties have caused it to be executed by their duly authorized officers as of the day and year first above written.

GENERAL AMERICAN INVESTMENT                     GENERAL AMERICAN LIFE
     MANAGEMENT COMPANY                           INSURANCE COMPANY

       ("Advisor")                                  ("Client")



By: /s/ Douglas R. Koester            By: /s/ Leonard M. Rubenstein
    -------------------------------       -------------------------------------
    Douglas Koester, Vice President       Leonard M. Rubenstein, Vice President


Attest: /s/ Helen Couranz                 Attest: /s/ Helen Couranz
        ---------------------------               -----------------------------
        Secretary                                 Secretary

                                FEE SCHEDULE

      l. The annual fees charged under the Investment Advising Agreement between General American Life Insurance Company and General American Investment Management Company dated July 2, l990 will be as follows, until changed by mutual agreement of the parties
            (A) PRINCIPAL FEE, stated as an annual percentage of the average daily value of the net assets in an account:
                  for a stock index account         .25%
                  for a money market account        .l25%
                  for a bond account                .375%
                  for a managed stock account       .50%
            (B)   NO ACCEPTANCE CHARGE
            (C)   NO TERMINATION CHARGE
All fees are payable quarterly in arrears and shall be based upon the size of the Separate Account valued at fair market value on the last day of the quarter. Payments for less than a full calendar quarter shall be pro-rated. Client agrees that Advisor may direct custodians of an Account to make direct payment of fees due hereunder.
      2. Calculation of fees shall be in accordance with the requirements of regulation 275.205-3 issued under the Investment Advisers Act of l940 by the Securities and Exchange Commission, which requires among other things that Client be notified that it is theoretically possible that a fee based in part on the growth of a Client's funds could create an incentive for an advisor to make investments that are riskier or more speculative than it would make without a performance-based fee.

      3.  DEFINITIONS
          -----------
          GROSS INCOME:  Includes dividends, interest, and realized and
          ------------
unrealized capital gains or losses computed as required by the Investment Adviser's Act of l940.
          PRINCIPAL VALUATION:  The value of an Account will be determined
          -------------------
for assets which are listed on a stock exchange at the closing sale price on the exchange on which such security is principally traded. If no sale took place, the latest available bid price on the exchange is used. A security not listed on a stock exchange for which a closing sale price is available is valued at such price. Securities traded in over-the-counter market for which closing sale prices are not available are valued at the latest available bid price.
      Debt instruments with maturities of 60 days or less are valued on an amortized cost basis. This procedure values a purchased instrument at cost on the date of purchase or, in the case of securities purchased more than 60 days prior to maturity, the market value on the 6lst day before maturity. It thereafter assumes a constant rate of amortization of any discount or premium and of accrual of interest income, regardless of any intervening change in general interest rates or the market value of the instrument. Other debt instruments are valued at market value, provided market quotations are readily available.
      All other assets are valued at their fair value as determined by Advisor in good faith, unless a special agreement for some other procedure has been made with Client.